BONTAN CORPORATION INC.

THREE MONTHS ENDED JUNE 30, 2005

MANAGEMENT’S  DISCUSSION  AND ANALYSIS

Prepared as at August 24, 2005

Index

Overview

3

Business environment

4

Risk factors

4

Forward looking statements

4

Business plan

5

Results of operations

5

Liquidity and Capital Resources

9

Working capital

10

Operating cash flow

10

Key financing activities

10

Key contractual obligations

10

Off balance sheet arrangements

10

Transactions with related parties

10

Financial and derivative instruments

11

Critical accounting estimates

11

Evaluation of disclosure controls and procedures

11

Outlook

12

Significant post balance sheet events

12

Current outlook

12

Public securities filing

13

Management Discussion and Analysis

The following discussion and analysis by management of the 1st Quarter 2006 financial condition and financial results for Bontan Corporation Inc.  should be read in conjunction with the unaudited Consolidated Financial Statements for the three months ended June 30, 2005 and the audited Consolidated Financial Statements and Management Discussion and Analysis for the year ended March 31, 2005. The financial statements and the financial information herein have been prepared in accordance with generally accepted accounting principles in Canada. Reference is made to Financial Statement Notes for a discussion of the material differences between Canadian GAAP and U.S. GAAP, and their effect on the Company's financial statements.

This management discussion and analysis is prepared by management as at August 25, 2005. The Company’s auditors have not reviewed it.

In this report, the words “us”, “our”, “the Company” and “Bontan” have the same meaning unless otherwise stated and refer to Bontan Corporation Inc. and its subsidiaries.

Overview

Summary of Results

Our business activates are currently focused on acquiring participating interests in projects in oil and gas exploration projects on a world-wide basis.

As of June 30, 2005, we had two such interests –

a.

.75% Indirect Participation Interest in an oil exploration project in Papua New guinea (the ‘oil project”) and

b.

49%  Gross Working Interest in a gas exploration project in the State of Louisiana, USA (the “gas project”)

Subsequent to the period-end, we sold our interest in the oil project for US$3.2 million, achieving an overall profit of  approximately US$1.6 million .

The following table summarizes financial information for the 1st quarter 2005 and the preceding seven quarters:

	2006	2005				2004
Quarters ended	June 30, 2005	March 31, 2005	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003

Total Revenue	2,189	241,387	159,576	-	-	25,698	21,260	(11,569)
Income from operations	-	257,944	159,311	-	-	-	-	-
Loss from continuing operations	(1,391,104)	(4,199,869)	(20,608)	(296,221)	(360,200)	(1,129,452)	(63,781)	(130,969)
Loss from discontinued operations	-	2,361	(182,039)
Net loss per share - basic and diluted	(0.11)	(0.37)	(0.01)	(0.03)	(0.03)	(0.22)	(0.01)	(0.03)

Substantial part of the loss for the three months ended June 30, 2005 is attributable to the accounting for options and shares granted to various consultants during 2005 under the Company’s two option plans for services relating to the quarter.

Business Environment

Risk factors

Please refer to the Management discussion and analysis for the fiscal 2005 for detailed information as the economic and industry factors  that are substantially unchanged.

Forward looking statements

Certain statements contained in this report are forward-looking statements as defined in the U.S.  Federal securities laws. All statements, other than statements of historical facts, included herein or incorporated by reference herein, including without limitation, statements regarding our business strategy, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words “believe”, “expects”, “anticipates”, “intends”, “estimates” or similar expressions or variations on such expressions are forward-looking statements. We can give no assurances that such forward-looking statements will prove to be correct.

Each forward-looking statement reflects our current view of future events and is subject to risks, uncertainties and other factors that could cause actual results to differ materially from any results expressed or implied by our forward-looking statements.

Risks and uncertainties include, but are not limited to:

•

Our lack of substantial operating history;

•

the success of the exploration prospects, in which we have interests;

•

uninsured risks;

•

the impact of competition;

•

the enforceability of legal rights;

•

the volatility of oil and gas  prices;

•

weather and unforeseen operating hazards;

Important factors that could cause the actual results to differ from materially from our expectations are disclosed in more detail set forth under the heading “Risk Factors” in herein. Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The exploration projects in which we hold interests currently have no reserves as defined in Canadian National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities ("NI 51-101"). All information contained herein regarding resources is references to undiscovered resources under NI 51-101, whether stated or not.

Business plan

The Company’s business plan continues to become an international diversified natural resource company that operates and invests in major exploration prospects.

Through its wholly owned subsidiaries, the Company will continue to seek highly visible opportunities in countries around the globe with a history of natural resource production that offer exciting and attractive propositions. The company will seek to minimize risk by bringing in either joint venture, carried or working interest partners, depending on the size and scale of the project.

Results of operations

Three months ended June 30,	2005	2004
	in 000' CDN $	in 000' CDN $
Income	2	-
Expenses	1,393	360

Net loss for period	1,395	360
Deficit at end of period	(28,516)	(22,429)

Overview

The following were the key events in the first quarter ended June 30, 2005 –

(a)

On May 25, 2005, the Company’s registration statement in Form F-3 under the Securities Act of 1933 became effective. The registration statement covered 3,654,699 restricted shares and 5,841,726 common shares issuable upon exercise of outstanding warrants, which were issued under the private placement initiated on April 28, 2003. The registration will enable the Company to have the restrictive legends removed from these shares and issue them as free-trading shares.

 (b)

At the time of the registration of the shares issuable upon exercise of warrants, as explained in (a) above, the Company made to its warrant holders an offer to reduce warrant exercise price to US$ 0.60 from US$1 for a limited period of four days. Five warrant holders took advantage of the offer and exercised 739,524 warrants for a total sum of US$ 443,714.

(c)

The Company received a cash call to prepay US$400,000 on the gas project on May 15, 2005. The sum of $490,142 (US$399,985) was remitted in full settlement of the cash call and has been treated as prepaid expense in the financials for the first quarter ended June 30, 2005. The Company also received another cash call to prepay the full exploration cost of approximately US$2.7 million. The Company’s lawyer advised the Project Operators that this call was not in accordance with the provisions of the Exploration agreement. Accordingly, the Company did not acknowledge and record this call as a liability in its financials for the quarter ended June 30, 2005. The call was finally accepted and paid for on July 8, 2005.

(d)

On April 12, 2005, one of the independent directors, Mr. Kevin Markland resigned and was replaced by Mr. Damian Lee as an independent director.

No Major activity  was reported during the first quarter ended June 30, 2004.

Income

During the three months ended June 30,2005, no income was generated from the operating segment, which was energy sector. The Company earned an interest of approx. $2,200 on its surplus funds at the brokerage firm.

During the three months ended June 30, 2004, no income was generated from the operating segment, which was energy.

Expenses

The overall analysis of the expenses is as follows:

Quarter ended June 30	2005	2004

Operating expenses	$132,664	$218,766
Stock based compensation	1,260,629	141,434

	$1,393,293	$360,200

Operating Expenses

Travel, promotion and consulting -

ended June 30	2005	2004

Travel,meals and entertainment	$18,493	$27,126
Consulting	14,187	115,420
Promotion	-	37,537

	$32,680	$180,083

% of operating expenses	0.246337	0.823176

Travel, meals and entertainment

Expenses in the first quarter ended June 30, 2005 related to the visits to the USA and local meetings with prospective investors and in pursuing leads provided by various consultants in business prospects, which conform to the new business strategy of the Company.

Expenses for the first quarter ended Juen 30, 2004 mainly comprise travel expenses for Mr. Kam Shah and Mr. Francis Guradia in visiting Brazil and setting up operational office in Brazil. The Brazilian operations were subsequently discontinued in December 2004 as explained in the fiscal 2005 financials.

Consulting costs

Consulting fee for the quarter ended June 30, 2005 related to the cash fees  paid to administrative assistant. The Company preferred to settle the fees of their consultants in shares and options in order to retain its funds for business investments purposes. This is the reason for significant decline in the cash fee compared to the fees paid in the same quarter in the previous year.

The consulting fee for the quarter ended June 30, 2004 comprised fee of $13,595 charged by Snapper Inc., a corporate shareholder and the balance of the fee of $101,821 related to fees paid to various other consultants. The  increase in fees was mainly due to commencement of new business activities, which required expertise of consultants with background in resource sector.

Promotion costs

There were no promotional activities during the first quarter ended June 30, 2005.

Promotional costs during the  quarter ended June 30, 2004 related to development of a new web site for the Company and promotion of the Company’s new business profile on various search engines on the Internet.

Shareholders information

Shareholder information costs comprise investor and media relations fee, costs of holding annual general meeting of the shareholders and various regulatory filing fees.

Total cost for the quarter ended June 30,2005 was $38,890 compared to $40,569 for the quarter ended June 30, 2004.

Major item in 2005 period was media relations fee of $37,470 charged by a shareholder corporation, Current Capital Corp charged under a Investor relations and media relations contracts dated July 1, 2004 for a total fee of US$10,000.

Period 2004 costs mainly include fees of $40,785 charged by Current Capital Corp. under the contracts mentioned above.

Unrealized loss on short term investments

The Company’s surplus funds have been kept with a brokerage firm and is being invested in marketable securities from time to time on a short term basis. These securities are valued at the end of each reporting period at the lower of the carrying cost and market value based on the market quotation of the relevant security on the reporting date as per the Company’s accounting practice for such assets. The difference being gain or loss on such revaluation is written off to income.

As at June 30, 2005, the carrying value of the short term investment of $114,410 was higher than the market value of the securities on hand of $84,108. The loss of $30,306 was therefore written off as unrealized loss.

No such investments were held as at June 30, 2004.

Other operating costs

These costs include rent, telephone, Internet, transfer agents fees and other general and administration costs. Other operating costs in the first quarter ended June 30, 2005 were $15,517 compared to a negative $3,662 for the same quarter in the previous year.

The major difference in the costs between the two quarters is the rent. The rent provision of  $34,287 made in fiscal 2003 relating to the previous premises whose leases was terminated on February 6, 2003 was reversed as no longer required during the quarter ended June 30, 2004. Without this reversal, the other operating cost during that quarter would have been 430,625

Stock based compensation

Three months ended June 30	2005	2004

Stock Comepnsation	215,076	141,434
Options granted	1,045,553	-
	$1,260,629	$141,434

Unearned stock compensation	$472,300	$-

Stock based compensation is made up of the Company’s common shares and options to acquire the Company’s common shares being issued to various consultants and directors of the Company for services provided. The Company used this method of payment mainly to conserve its cash flow for business investments purposes. This method also allows the Company to avail the services of consultants with specialized skills and knowledge in the business activities of the Company without having to deplete its limited cash flow.

The Company has registered two Plans under the US Securities Act.  These Plans cover approx. 2.2 million common shares and 5.5 million options.

During fiscal 2005, approximately. 347,000 shares valuing at approximately. $590,000 related to the services to be provided in the fiscal 2006 were carried as deferred compensation. Part of this value which related to the services provided during the quarter ended June 30, 2005 was expensed in that quarter as stock compensation. No new stocks were issued as compensation during the quarter ended June 30, 2005.

During the fiscal 2005, the Company also allotted all the 5.5 registered Options to eleven individuals, which were valued at approx. $5.3 million using the Black-Scholes option-pricing model. 1.1 million options valued at approximately $1.1 were deferred. Of these options valued at $1 million were expensed since they related to the services provided during the quarter ended June 30, 2005.

During the quarter ended June 30, 2004, the Company issued 174,524 shares under the Consultants stock compensation plan to four individual consultants for services provided.

Liquidity and Capital Resources

Working Capital

As at June 30, 2005, the Company had a net working capital of  $3.7 million compared to a working capital of $4.7 million as at March 31, 2005.

Cash and marketable securities at June 30, 2005 were $654,000 compared to $936,000 at March 31, 2005.

Operating cash flow

During the quarter ended June 30, 2005, net cash outflow of $634,558 from the operations  and a further cash outflow of $210,134 into investments was off set by the net cash inflow of $555,071 from the financing activities resulting in a net cash decrease of $289,621 which was adjusted against the cash of $860,330 at the beginning of the period, resulting in a cash on hand of $570,709 at the end of the year.

The main operating outflow related to the prepayment of $490,142 made in connection with the gas project as explained earlier in this report.

Key Financing activities

The following outlines the Company’s key financing activities during the quarter ended June 30, 2005:

1.

In June 2005, five warrant holders exercised  their warrants to acquire 739,524 common shares of the Company at a total exercise price of $552,820.

Key investing activities

The following outlines the key investing activities during the quarter ended June 30 2005:

1.

Sum of 438,027 was invested in marketable securities.

2.

sum of $172,107 was paid on the gas project towards land leasing and geophysical surveys costs.

Key Contractual obligations

These are detailed in Note 8 – commitments and contingent liabilities to the unaudited consolidated financial statements for the quarter ended June 30, 2005.

Off balance sheet arrangements

At June 30, 2005 and 2004, the Company did not have any off balance sheet arrangements, including any relationships with unconsolidated entities or financial partnership to enhance perceived liquidity.

Transactions with related parties

All transactions with related parties were entered on an arms length basis. Details of these transactions are given in note 9 to the unaudited consolidated financial statements for the quarter ended June 30, 2005.

Financial and derivative Instruments

Except for the balances with a brokerage firm, none of our financial assets were interest bearing as at June 30, 2005. The balances with the brokerage firm earned average interest rate of 2% per annum ( 2004 : not applicable)

Credit risk is minimised as all cash amounts are held with large bank and brokerage firm which have acceptable credit ratings determined by a recognised rating agency.

Short-term investments represent funds and shares held for disposal within the next twelve months. As at June 30, 2005, the carrying costs of the investments on hand was written off by $30,306 to reflect their fair market value. The carrying value of all other cash and cash equivalent, trade receivables, all other current assets, accounts payable and accrued liabilities, and amounts due to related parties approximate fair values due to the short term maturities of these instruments.

The Company never entered into and did not have at the end of the quarters ended June 30, 2005 and 2004, any foreign currency hedge contracts.

Critical accounting estimates

The Company’s unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada. The significant accounting policies used by the Company are same as those disclosed disclosed in note 2 to the consolidated financial statements for the year ended March 31, 2005. Certain accounting policies require that the management make appropriate decisions with respect to estimates and assumptions that affect the assets, liabilities, revenue and expenses reported by the Company. The Company’s management continually reviews its estimates based on new information, which may result in changes to current estimated amounts.

There were no major changes in the accounting policies during the quarter ended June 30, 2005.

Evaluation of Disclosure Control and Procedures

The term "disclosure controls and procedures" is defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, or the Exchange Act. This term refers to the controls and procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission. Our management, including our Chief Executive Officer, who also acts as Chief Financial Officer, together with the members of our audit committee have evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, our Chief Executive Officer has concluded that our disclosure controls and procedures were effective as of the end of the period covered by this report.

There were no changes to our internal control over financial reporting since March 31, 2005 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Outlook

Significant post balance sheet events

Significant events that took place since June 30, 2005 up to the date of this report are outlined below:

(a)

On July 5, 2005, the Company sold its .75% Indirect Participation Interest in an oil exploration project in Papua New guinea for a sum of US$ 3.2 million to an independent institutional investor under an IPI purchase agreement dated July 5, 2005. The Company received the funds on July 7, 2005. Under the agreement, the Company will no longer be responsible for any future cash calls and other obligations of the Project, which have been taken over by the buyer.

(b)

  On August 1, 2005, the comp any agreed to issue 1.1 million options at an option price of US$0.50 per option to Mr. Terence Robinson. The options have been granted in lieu of finders’ fee for finding a buyer for the IPI interest as explained in (a) above.  The Company will seek registration of these options under the relevant Securities Laws.

(c)

  On June 20, 2005, the Company received a cash call relating to its working interest in a gas project in the State of Louisiana, USA (the “gas project”). The cash call was for a sum of US$2.7 million and represented advance payment of the entire exploration cost on the project. The Company’s lawyer concluded that the Contractor was not entitled to make a call for such an advance as per the terms of the Exploration agreement. However, later the Company and the Operator agreed to wait till July 8, 2005 on which date, the Company paid the advance in full. The funds remitted by the Company have been deposited in an escrow account and will be released against the actual work. The Company recognised the cash call liability and related asset on the date of payment of July 8, 2005.

(d)

Approximately 1.1 million warrants have been exercised since June 30, 2005 for which the Company received approximately $1.3 million.

Current outlook

The Company’s focus is now on its only project – the gas project. he  other participants in the Project comprise two long time Pittsburgh, Pa operators, Wadi Petroleum of Houston and companies controlled by several former senior major oil company executives.

The Project has already secured leases on approx. 1,300 acres of land covering the area of interest. The exploration target is located adjacent to a significant producing area with the first well to test zones that are productive in nearby fields. There are plans to explore two more wells if the proposed first well proves commercial successful.

Drilling began on its initial test well, Placide Richard No. 1 on August 21, 2005 and has reached a depth of 740’ to date.

The initial well should reach the proposed total depth of 15,300’ within 60 days. The zones to be tested by the initial well have possible reserves of up to 50 billion cubic feet equivalent of gas (BCFE).

The operators have an excellent history of success and much experience in Louisiana. The Project is fully funded by us without incurring any debt or further diluting our shareholder equity.

Public securities filings

Additional information, including the Company’s annual information form in the Form 20-F annual report is filed with the Canadian Securities Administrators  at www.sedar.com and with the United States Securities and Exchange Commission  and can be viewed  at www.edgar.com